Exhibit 7.1

POWER OF ATTORNEY

We, the undersigned principal officers and directors of Eaton Vance Distributors, Inc., a Massachusetts corporation, do hereby severally constitute and appoint Maureen A. Gemma, Frederick S. Marius or John B. McGinty Jr., or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us in the name of each of us in the capacities indicated below and to file with the Securities and Exchange Commission, or the securities regulatory authority of any state, any Registration Statement on the prescribed form (including, but not limited to, Form S-6, Form N-8B-2 or Form N-8A) and any and all amendments thereto (including pre-effective and post-effective amendments), exhibits and any and all other appropriate documents in connection therewith or otherwise relating to the proposed registration and issuance of units, both in the primary and secondary markets, of unit investment trusts of every kind and nature of various and successive series established in accordance with the Investment Company Act of 1940 for which Eaton Vance Distributors, Inc. will act as Sponsor and provide portfolio supervisory services, and hereby grant unto each of said attorneys-in-fact full power and authority to do and perform each and every lawful act and deed necessary to effectuate such Registration Statements, and to maintain the effectiveness of such Registration Statements for such unit investment trust, that each or any of them may lawfully do or cause to be done.

IN WITNESS WHEREOF, the undersigned have hereunto set his/her hand this 11th day of September, 2015.

/s/ Matthew J. Witkos
Matthew J. Witkos
President, Chief Executive Officer and Director
/s/ Thomas E. Faust Jr.
Thomas E. Faust Jr.
Director
/s/ Laurie G. Hylton
Laurie G. Hylton
Director
/s/ Daniel C. Cataldo
Daniel C. Cataldo
Vice President, Treasurer and Chief Financial Officer